Filed Pursuant to 424(b)(3)
Registration No. 333-201589

PROSPECTUS SUPPLEMENT TO

PROSPECTUS DATED FEBRUARY 6, 2015

INTERNATIONAL STEM CELL CORPORATION

116,333,178 Shares of Common Stock

This prospectus supplement supplements the prospectus dated February 6, 2015, relating to resale of up to 116,333,178 shares of our common stock by the selling stockholders named therein, and this supplement is qualified by reference thereto, except to the extent that the information in this supplement supersedes the information contained in such prospectus.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page 6 of the prospectus dated February 6, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2015.

Explanatory Note

We are filing this supplement to the prospectus dated February 6, 2015 (the “Prospectus”) to supplement the section titled “Description of Securities-Warrants issued in Private Placement” on page 61 of the Prospectus to reflect that the remaining outstanding Series B Warrants were amended to extend the termination date, amend the exercise price and remove certain price reset adjustment and related provisions.

The following information is supplemented as the third and last paragraph under the section titled “Description of Securities-Warrants issued in Private Placement” on page 61 of the Prospectus:

On April 14, 2015, we and the holders of the Series B Warrants that remained outstanding as of that date amended those remaining Series B Warrants to (i) extend the termination date to June 20, 2015; (ii) set the exercise price at $0.075 per share; (iii) remove certain price reset adjustment provisions to the exercise price and (iv) remove certain provisions related to cashless exercise, participation rights and anti-dilution effects of a subsequent financing.